STATE OF DELAWARE
                   CERTIFICATE OF AMENDMENT
                OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:       That  at  a meeting of the Board of  Directors  of
Dynasil Holdings Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders or said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said
     Article shall be and read as follows:

     FIRST:   The  name  of  this  corporation  shall  be:
     DYNASIL CORPORATION OF AMERICA.

     SECOND:   That thereafter, pursuant to resolution  of
     its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of share as required by statute were voted in favor of the amendment.

     THIRD:   That  said  amendment was  duly  adopted  in
     accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN   WITNESS   WHEREOF,  said  corporation  has   caused   this
certificate to be signed this 6th day of March, 2008.


                              By:  /s/ Gerald Chalphin
                                        Authorized Officer

                              Title:    Assistant Secretary

                              Name:     Gerald Chalphin
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